Exhibit 10.3

SEPARATION AND TRANSITION SERVICES AGREEMENT

This Separation and Transition Services Agreement is made by and between Arbinet-thexchange, Inc., a Delaware corporation with its headquarters located in New Brunswick, New Jersey (the “Company”), and William M. Freeman (the “Executive”), effective as of the Effective Date (as that term is defined in Section 8, below). This agreement summarizes the severance, transition and other arrangements between the Executive and the Company (the “Separation Agreement”). In consideration of the mutual covenants contained in this Separation Agreement, the Company and the Executive agree as follows:

1. Termination. The Executive’s employment with the Company is hereby terminated without cause as of the Effective Date in accordance with Section 6(c) of that certain Employment Agreement (the “Employment Agreement”) made as of November 16, 2007, by and between the Company and the Executive and the parties hereby acknowledge and agree that the Employment Agreement is terminated as of the Effective Date.

2. Transition Services. Subject to the terms and conditions of this Separation Agreement, the Executive shall serve the Company as the Chairman of the Board of Directors of the Company (the “Board of Directors”) through the Company’s 2009 Annual Meeting of Stockholders (the “2009 Annual Meeting”). The Executive shall also provide the Company with such additional transition assistance incidental to such position as the Executive may be reasonably requested by the Board of Directors, including, but not limited to, working on various matters related to (a) evaluating potential merger, stock purchase, asset purchase, recapitalization, reorganization, consolidation, amalgamation or other transaction opportunities for the Company and (b) significant members of the Company’s exchange. In such capacity or capacities, the Executive shall provide such transition services in connection with the business, affairs and operations of the Company as may be reasonably assigned or delegated to the Executive from time to time by or under the authority of the Board of Directors.

3. Transition Period. The Executive agrees to serve as a Class I Director until the 2009 Annual Meeting (the “Transition Period”). The Executive further agrees that, effective as of the date of the 2009 Annual Meeting, the Executive shall no longer be a member of the Board of Directors and Chairman of the Board of Directors, and such resignation shall be effective as of that date.

4. Severance Payments; Director Compensation; Benefits:

(a) Severance Payments. The Company shall pay you severance pay in the aggregate of Four Hundred Seventy-Eight Thousand One Hundred Twenty Five Dollars ($478,125), which is comprised of:

(i) Aggregate payments of Thirty-One Thousand Two Hundred Fifty ($31,250), which is equal to the salary which would otherwise be payable under the Employment Agreement from the date hereof until October 1, 2008 (the “Initial Transition Period”), at the annual rate of Three Hundred Seven-Five Thousand Dollars ($375,000) (the “Initial Severance Payment”) payable in periodic installments during the Initial Transition Period in accordance with the Company’s ordinary payroll periods;

(ii) One (1) lump sum payment the salary which would otherwise be payable under the Employment Agreement from October 2, 2008 and November 16, 2008, equal to Forty-Six Thousand Eight Hundred Seventy-Five ($46,875), payable within ten (10) days of execution of this Separation Agreement;

(iii) One (1) lump sum payment of Four Hundred Dollars ($400,000) (the “Severance Payment” and, together with the Initial Severance Payment, the “Severance Payments”) payable on the earlier of (A) six (6) months and one (1) day following October 1, 2008 and (B) the death of the Executive consisting of:

(1) Twelve (12) months’ base salary, equal to Three Hundred Seventy-Five Hundred Dollars ($375,000); and

(2) Reimbursement for payments under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for a period of one (1) year following the Effective Date, plus an amount equal to potential employer contributions to Arbinet’s retirement plan for one year, which amount cannot exceed Twenty-Five Thousand Dollars ($25,000).

(b) Director Compensation. The Executive hereby waives the right to any compensation under the Company’s non-employee director compensation policy during the Transition Period.

(c) Benefits. The Company will present the Executive with information on COBRA under separate cover. If the Executive timely elects continuation of coverage under COBRA, the Executive shall be entitled to coverage under the Company’s group medical and dental plans in which the Executive is currently participating (“Group Health Plans”) at the coverage levels that currently apply to the Executive, subject to payment solely by the Executive of any premiums at the then current rate required for active employees with the same coverage levels, effective until the COBRA continuation period ends.

(d) Additional Benefits. The Company shall provide the following additional benefits to the Executive during the Transition Period:

(i) Reimbursement of Business Expenses. The Company shall reimburse the Executive for all reasonable expenses incurred by him in performing services during the Transition Period, including any expenses resulting from any travel at the direction of and/or preapproved by the Company’s Chief Executive Officer, including but not limited to travel to New Jersey, all such reimbursements to be made in accordance with the Company’s policies and procedures for its senior executive officers, as in effect from time to time.

(ii) Reimbursement of Living Expenses. In addition to reimbursements pursuant to Section 4(d)(i) above, the Company shall also reimburse the Executive for the cost of temporary housing in the New Jersey area, which amounts shall not exceed One Thousand Five Hundred Dollars ($1,500) per month.

(iii) Indemnification. During the Transition Period, Executive will be included under the Company’s directors and officers liability insurance policy, with the same coverage as is provided to other directors or officers of the Company in respect of their service to the Company, and such coverage will continue thereafter without interruption for so long as the Company, or its successors and assigns, maintains such coverage or any similar coverage for its officers and directors.

(iv) Legal Fees. The Company shall reimburse the Executive for all reasonable and documented attorney and professional fees incurred by the Executive in connection with the negotiation and review of the terms of this Separation Agreement.

(v) Options. During the Transition Period (and for so long as the Executive continues to serve as an employee, officer or director, or consultant or advisor to, the Company), the Executive shall be deemed an “Eligible Participant” under the terms of the Executive’s Non-Qualified Stock Option Agreement granted under the Company’s 2004 Stock Inventive Plan and the options granted thereunder shall continue to vest during such period in accordance with the terms thereunder.

(e) Exclusivity of Payments and Benefits. During the Transition Period, the Executive shall not be entitled to any payments or benefits other than those provided under this Separation Agreement.

5. Extent of Service. The Executive shall, subject to the direction and supervision of the Chief Executive Officer of the Company, devote (a) during the Initial Transition Period, the Executive’s full business time and (b) from expiration of the Initial Transition Period until the expiration of the Transition Period, no minimum amount of time, but in any event not to exceed five (5) hours a week or, in the aggregate, 20% of the average weekly hours worked by the Executive under the Employment Agreement, including service as a member of the Board of Directors, in each case, as well as his best efforts and business judgment, skill and knowledge, to the discharge of the Executive’s duties and responsibilities under this Separation Agreement; provided that nothing in this Agreement shall be construed as preventing the Executive from:

(a) investing the Executive’s assets in any company or other entity in a manner not prohibited by Section 6(d) and, during the Initial Transition Period, in such form or manner as shall not require any material activities on the Executive’s part in connection with the operations or affairs of the companies or other entities in which such investments are made;

(b) engaging in religious, charitable or other community or non-profit activities that do not impair the Executive’s ability to fulfill the Executive’s duties and responsibilities under this Agreement; or

(c) serving as a member of the board of directors of the companies listed on Exhibit A attached hereto or any other one or more private companies, subject to Section 6(d) below.

6. Confidential Information, Noncompetition and Cooperation.

(a) Confidential Information. As used in Separation Agreement, “Confidential Information” means information belonging to the Company which is of value to the Company in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company. Confidential Information includes information developed by the Executive in the course of the Executive’s employment under Employment Agreement (the “Employment Services”) and the performance of the Executive’s performance of the services under this Separation Agreement (the “Transition Services,” and together with the Employment Services, the “Services”), as well as other information to which the Executive may have access in connection with the Services. Confidential Information also includes the confidential information of others with which the Company has a business relationship. Notwithstanding the foregoing, Confidential Information does not include (i) information in the public domain, unless due to breach of the Executive’s duties under Section 6(b) or (ii) otherwise known by the Executive other than by reason of his employment with the Company under the Employment Agreement or performing obligations hereunder; provided that the source of such information is not known by the Executive to have disclosed such information in violation of an obligation of confidentiality owed to the Company.

(b) Confidentiality. The Executive understands and agrees that the Executive’s performance of the Services creates a relationship of confidence and trust between the Executive and the Company with respect to all Confidential Information. At all times, both during the Executive’s employment with the Company under the Employment Agreement or performing obligations hereunder, and, in each case, after its termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Company, except as may be necessary in the ordinary course of performing the Executive’s duties to the Company.

(c) Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Company or are produced by the Executive in connection with the Executive’s performance of the Services will be and remain the sole property of the Company. The Executive will return to the Company all such materials and property as and when requested by the Company. In any event, the Executive will return all such materials and property immediately upon expiration of the Transition Period. The Executive will not retain any such material or property or any copies thereof after such Transition Period.

(d) Noncompetition and Nonsolicitation. During the Transition Period and for six (6) months thereafter, the Executive (i) will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business (as defined below); (ii) will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with the Company (other than terminations of employment of subordinate employees undertaken in the course of the Executive’s performance of the Services); and (iii) will refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with the Company. The Executive understands that the restrictions set forth in this Section 6(d) are intended to protect the Company’s interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose. For purposes of this Separation Agreement, the term “Competing Business” shall mean a business conducted anywhere in any jurisdiction where the Company and/or its affiliates conduct such business as of the expiration of the Transition Period, and shall be deemed to include, without limitation, any business activity or jurisdiction which is covered by or included in a written proposal or business plan existing on the date of the expiration Transition Period with the Company, which is competitive with any business which the Company or any of its affiliates conducts or proposes to conduct at any time during the Executives performance of the Services. Notwithstanding the foregoing, (i) the Executive may own up to one percent (1%) of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business, and (ii) the companies listed on Exhibit A hereto shall not be deemed to be a Competing Business.

(e) Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous Company or other party which restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business. The Executive represents to the Company that the Executive’s execution of this Separation Agreement, the Executive’s position with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous Company or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous Company or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(f) Litigation and Regulatory Cooperation. During and after the Transition Period, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company under the Employment Agreement or performing obligations hereunder. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Transition Period, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company under the Employment Agreement or performing obligations hereunder. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 6(f).

(g) Injunction. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the promises set forth in this Section 6, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Separation Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

7. Release.

(a) In exchange for the Company’s promises set forth herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Executive and the Executive’s representatives, agents, estate, heirs, successors and assigns, absolutely and unconditionally hereby release, remise, discharge, indemnify and hold harmless the Company and/or any of its parents, subsidiaries or affiliates, predecessors, successors or assigns, and its and their respective current and/or former partners, directors, shareholders/stockholders, officers, employees, attorneys and/or agents, all both individually and in their official capacities (collectively, the “Company Releasees”), from any and all actions or causes of action, suits, claims, complaints, contracts, liabilities, agreements, promises, torts, debts, damages, controversies, judgments, rights and demands, whether existing or contingent, known or unknown, suspected or unsuspected, which arise out of the Employment Agreement, the Executive’s employment with, change in employment status with, and/or separation of employment from, the Company up to the date of this Separation Agreement. This release is intended by the Executive to be all encompassing and to act as a full and total release of any claims, whether specifically enumerated herein or not, that the Executive may have or have had against the Company Releasees arising from conduct occurring up to and through the date of this Separation Agreement, including, but not limited to, any claims arising from any federal, state or local law, regulation or constitution dealing with either employment, employment benefits or employment discrimination such as those laws or regulations concerning discrimination on the basis of race, color, creed, religion, age (including, but not limited to the Age Discrimination in Employment Act, 29 U.S.C. § 634), sex, sex harassment, sexual orientation, national origin, ancestry, genetic carrier status, handicap or disability, veteran status, any military service or application for military service, or any other category protected under federal or state law; any contract, whether oral or written, express or implied, including without limitation, any letter offering employment and any stock option agreement(s); any tort; any claim for equity or other benefits; or any other statutory and/or common law claim. The Executive not only releases and discharges the Company Releasees from any and all claims as stated above that the Executive could make on the Executive’s own behalf or on behalf of others, but also those claims that might be made by any other person or organization on the Executive’s behalf, and the Executive specifically waives any right to recover any damage awards as a member of any class in a case in which any claim(s) against the Company Releasees are made involving any matters.

(b) The Executive acknowledges that he has read the contents of this Section 7, that he has had the opportunity to review such Section 7 and this Separation Agreement with counsel of his choice, that he understands the same and that he has given such general release of his own free act and deed.

(c) Notwithstanding anything contained in this Section 7 to the contrary, nothing herein shall be deemed to release or waive any claims arising from this Separation Agreement or any claims or rights arising under any directors’ and officers’ liability insurance coverage maintained by the Company or any indemnification to which the Executive may be entitled under the Company’s certificate of incorporation, bylaws or other instrument.

8. Period for Consideration. Executive acknowledges that he has been given the opportunity to consider this Separation Agreement for a period of at least twenty-one (21) days. In the event that the Executive has executed this Separation Agreement within fewer than twenty-one (21) days of the date of its delivery to the Executive, he acknowledges that such decision was entirely voluntary and that he had the opportunity to consider this Separation Agreement for the entire twenty-one (21) day period. For a period of seven (7) days from the date of the execution of this Agreement (the “Revocation Period”), the Executive shall retain the right to revoke this Agreement by providing written notice to the Board of Directors. Provided that this Agreement is not revoked pursuant to the preceding sentence, this Separation Agreement shall become effective and enforceable on the date immediately following the last day of the Revocation Period (the “Effective Date”).

9. Consent to Jurisdiction. The parties hereby consent to the jurisdiction of the Superior Court of the State of New Jersey and the United States District Court for the District of New Jersey. Accordingly, with respect to any such court action, the parties (a) submit to the personal jurisdiction of such courts; (b) consent to service of process; and (c) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

10. Integration. This Separation Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to any related subject matter.

11. Assignment; Successors and Assigns, etc. Neither the Company nor the Executive may make any assignment of this Separation Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided that the Company may assign its rights under this Separation Agreement without the consent of the Executive in the event that the Company shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity. This Separation Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

12. Enforceability. If any portion or provision of this Separation Agreement (including, without limitation, any portion or provision of any section of this Separation Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Separation Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Separation Agreement shall be valid and enforceable to the fullest extent permitted by law.

13. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Separation Agreement, or the waiver by any party of any breach of this Separation Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

14. Notices. Any notices, requests, demands and other communications provided for by this Separation Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Chief Executive Officer, and shall be effective on the date of delivery in person or by courier or three (3) days after the date mailed.

15. Amendment. This Separation Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

16. Governing Law. This is a New Jersey contract and shall be construed under and be governed in all respects by the laws of the State of New Jersey, without giving effect to the conflict of laws principles of such State. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Third Circuit.

17. Counterparts. This Separation Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

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IN WITNESS WHEREOF, this Separation Agreement has been executed as a sealed instrument by the Company, by its duly authorized officer, and by the Executive, as of the Effective Date.

ARBINET-THEXCHANGE, INC.

By:	/s/ John B. Penney
Name: John B. Penney
Title: Director

/s/ William M. Freeman
William M. Freeman

EXHIBIT A

Board of Directors

1.	CIT Group, Inc.

2.	Terrestar Corp.

3.	Drew University Trustee

4.	Value Added Communications